Exhibit 23.6

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

           I consent to the use of my Reports of Independent Public Accounting Firm dated April 22, 2009 and April 24, 2008 covering the related balance sheets of Training Direct, LLC as of December 31, 2008 and 2007, and the related statements of operations, statements of members’ equity, and statements of cash flows for each of the years in the two-year period ended  December  31,  2008,  included  in this Registration  Statement  and related  Prospectus on Form S-1 of Florham Consulting Corp. and  subsidiaries to be filed on approximately July 30, 2010 registering 1,078,234 shares of common stock held by selling  stockholders.  I also consent to the reference under the heading "Experts" in such Registration Statement and related Prospectus.

/s/ Steven F. Landau, CPA

Steven F. Landau, CPA

Clifton, New Jersey
July 30, 2010